INVESTMENT ADVISORY AGREEMENT (the “Agreement”), dated as of September 1, 2018, between DME ADVISORS, LP, a Delaware limited partnership (the “Investment Advisor”), and SOLASGLAS INVESTMENTS, LP, a Cayman Islands exempted limited partnership (the “Partnership”).

RECITALS:

The parties hereto desire to enter into this Agreement, pursuant to which the Partnership wishes to retain the Investment Advisor to provide certain discretionary advisory services relating to the assets and liabilities of the Partnership, and the Investment Advisor wishes to accept such appointment, all subject to the terms and conditions hereinafter set forth.

AGREEMENT:

In consideration of the premises and the mutual covenants and the agreements herein set forth, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1.    Investment Program; Authority and Duties of the Investment Advisor.

(a)
Investment Program. Subject to the provisions of clauses (e), (f) and (h) below and in accordance with the investment objectives, policies, guidelines and restrictions that from time to time are set forth in the Limited Partnership Agreement of the Partnership, dated September 1, 2018 (the “Partnership Agreement”, capitalized terms used but not otherwise defined herein have the meanings given to them in the Partnership Agreement) or that are otherwise communicated to the Investment Advisor by the General Partner (and subject, in each case, to any limitations otherwise set forth in this Agreement), the Investment Advisor shall be empowered, on a non-exclusive basis, to (i) formulate the overall investment strategy to be carried out by the Partnership (and the limited related borrowing activities of the Partnership in order to implement such strategy) and (ii) exercise full discretion in the management of the trading, investment transactions and related borrowing activities of the Partnership in order to implement such strategy.

(b)
Authority of Investment Advisor. Subject to the limitations contained elsewhere in this Agreement and in the Partnership Agreement, Investment Advisor may execute, deliver and perform all contracts, agreements and other undertakings and engage in all activities and transactions as may, in the reasonable discretion of Investment Advisor, be necessary or advisable to carry out the objectives of this Agreement and the Partnership Agreement (including without limitation all federal securities filings relating to any of the investment activities set forth in this Section 1). The Investment Advisor, shall notify Greenlight Re or GRIL, as applicable, if it executes any contract, agreement or undertaking on behalf of the Partnership that could reasonably be expected to require disclosure by Greenlight Re or GRIL on a Form 8K pursuant to Section 13(d) or 15(d) of the Unites States

Securities Exchange Act of 1934, as amended, or other applicable law, and shall cooperate with Greenlight Re and/or GRIL to allow a timely and proper disclosure to be made.

(c)
Power of Attorney. Subject to the provisions of clauses (d), (e), (f) and (h) below, in furtherance of the foregoing, the Partnership hereby designates and appoints Investment Advisor as agent and attorney-in-fact, with full power and authority and without the need for further approval of the Partnership (except as may be required by applicable law) to have the exclusive power on behalf of the Partnership to:

(i)	effect any and all transactions in Securities;

(ii)	determine all matters relating to the manner, method and timing of investment transactions and to engage consultants and analysts in connection therewith;

(iii)	select brokers (including prime brokers), custodians, dealers, banks and other intermediaries by or through whom such investment transactions will be executed or carried out;

(iv)	make short sales;

(v)	purchase or write options (including uncovered options);

(vi)	trade on margin;

(vii)	draw funds and direct banks, brokers or other custodians to effect deliveries of funds or assets, but only in the course of effecting investment transactions for the account of the Partnership;

(viii)	exercise all voting and other powers and privileges attributable to any Securities or other property held for the account of the Partnership hereunder; and

(ix)
make and execute all such documents and to take all such other actions as Investment Advisor considers necessary or appropriate to carry out its investment advisory duties hereunder, including, without limitation, opening brokerage (including prime brokerage) accounts, bank accounts, futures accounts, custody accounts and other similar accounts, and any other required documentation including, without limitation, swaps, securities, lending arrangements and similar agreements on behalf of the Partnership.

(d)
Creation of Entities. Investment Advisor may, with the prior written consent (which includes email) of Greenlight Re or GRIL, as applicable (which consent may not be unreasonably withheld), effectuate the foregoing through one or more corporations, partnerships, limited liability companies or other entities formed on behalf of the Partnership (an "Entity").  For purposes of providing such consent, Greenlight Re or GRIL, as applicable, shall designate an authorized representative (and a substitute authorized representative in the event that the first authorized representative is unavailable) each of whom have the authority to provide such consent.  A failure of an authorized representative to consent or reject the formation and use of an Entity in connection with a proposed transaction within twenty-four hours of receipt of a written request (via electronic mail or otherwise) for approval from Investment Advisor shall be deemed consent.

(e)
Exclusive Delegation of Certain Rights. Notwithstanding any provision of this Agreement to the contrary, it is the express intention of the parties, and the parties acknowledge and agree, that until the termination of this Agreement for any reason as provided in Section 9 hereof:

(i)	Investment Advisor shall have, to the exclusion of the Partnership, sole voting power with respect to the Securities;

(ii)
in no event shall the Partnership have any right, power, authority or ability, whether direct or indirect, to vote or act by consent with respect to any Security, or to direct or influence any such vote or action by consent;

(iii)	Investment Advisor shall have, to the exclusion of the Partnership, sole investment and dispositive power with respect to the Securities; and

(iv)
in no event shall the Partnership have any right, power, authority or ability, whether direct or indirect, to invest in or dispose of any Security, or to direct or influence any such investment or disposition.

(f)
Certain Limitations. Notwithstanding anything to the contrary in this Agreement, Investment Advisor shall use commercially reasonable efforts to avoid engaging in any activity or taking any action that would cause any Limited Partner to be treated as engaged in a U.S. trade or business for U.S. federal income tax purposes, including investing in any asset that (i) does not qualify for the trading safe harbor provided in Section 864(b)(2) of the Code and the Treasury Regulations promulgated thereunder, or (ii) would be considered a United States real property interest for purposes of Section 897 of the Code.

(g)
Certain Considerations in Selecting Brokers, Etc. In connection with the transactions contemplated by this Agreement, the Partnership acknowledges and agrees that in the course of selecting brokers, dealers, banks and financial intermediaries to effect such transactions, Investment Advisor may agree to such commissions, fees and other charges as it shall deem reasonable under the circumstances, taking into consideration all such factors as Investment Advisor deems relevant, including the following: the ability to effect prompt and reliable executions at favorable prices; the operational efficiency with which transactions are effected; the financial strength, integrity and stability of the broker; the quality, comprehensiveness and frequency of available research and other services considered to be of value (even if such research and other services are not for the exclusive benefit of the accounts of the Partnership); and the competitiveness of commission rates in comparison with other brokers satisfying Investment Advisor’s other selection criteria. It is understood that the costs of such services will not necessarily represent the lowest costs available and that Investment Advisor is under no obligation to combine or arrange orders so as to obtain reduced charges.

(h)	Guidelines. Notwithstanding any provision of this Agreement to the contrary, the Investment Advisor hereby agrees that:

(i)	the Assets included in Greenlight Re’s Investment Portfolio will satisfy the Greenlight Re Guidelines; and

(ii)	the Assets included in GRIL’s Investment Portfolio will satisfy the GRIL Guidelines.

For the avoidance of doubt, the Parties hereby acknowledge and agree that (x) the Greenlight Re Guidelines do not apply to any Assets that are not included in Greenlight Re’s Investment Portfolio, and (y) the GRIL Guidelines do not apply to any Assets that are not included in GRIL’s Investment Portfolio.

The Investment Advisor shall not, except as otherwise approved in writing by Greenlight Re or GRIL in writing, effect any investment transactions that would cause the Assets included in a Limited Partner’s Investment Portfolio to violate such Limited Partner’s Guidelines or other investment restrictions from time to time imposed by applicable regulation (as determined in good faith by the applicable Board) or adopted by the applicable Board; provided that such Guidelines and investment restrictions are communicated in writing to the General Partner or the Investment Advisor. The Investment Advisor may designate certain investments as Designated Securities in order to comply with the applicable Guidelines and investment restrictions.

2.    Fees and Expenses.

Investment Advisor shall be entitled to (a) the Management Fee as set forth in the Partnership Agreement, and (b) reimbursement of expenses as provided in Section 4.3 of the Partnership Agreement. The Partnership shall pay the Management Fee to the order of Investment Advisor, via cash payment or wire transfer of immediately available funds.

3.    Other Activities and Investments.

(a)
Investment Advisor is not required to devote its full time to its duties under this Agreement, but must devote such of its time to such duties as it, in its discretion exercised in good faith, determines to be necessary to conduct the affairs contemplated by this Agreement.

(b)
This Agreement shall not restrict in any way the ability of Investment Advisor or any of its Affiliates to engage in any other business or investment activities. It is expressly understood that Investment Advisor and its Affiliates may effect investment transactions for their own accounts and for Managed Accounts which may or may not be affiliated with the Partnership or any Partner, and nothing herein shall restrict the ability of Investment Advisor or its Affiliates to engage in any such transactions notwithstanding the fact that the Partnership may have, by virtue of this Agreement or otherwise, or may take a position of any kind; provided, however, that Investment Advisor shall not, without the prior written consent of the applicable Board cause the Partnership to, either (i) purchase any Asset from, or sell any Asset to, the Investment Advisor or any Managed Account which Investment Advisor or any of its Affiliates is the investment advisor to or is otherwise a beneficial owner of, or (ii) enter into any transaction that would constitute a “principal transaction” under the U.S. Investment Advisers Act of 1940, as amended; provided further, however, that failure to obtain such prior written consent shall not be deemed a breach of this Agreement if the applicable Board ratifies such purchase or sale after the fact. Notwithstanding the foregoing, Investment Advisor may cause the Partnership and Managed Accounts that invest in parallel therewith to enter into book account trades in the ordinary course of business transferring portions of investments among the Partnership and all such Managed Accounts in order to reflect changes in the size of the Partnership relative to the size of such Managed Accounts without the need for consent or ratification by the Board of any such trades.

(c)
It is understood that when Investment Advisor determines that it would be appropriate for the Partnership and one or more of the Managed Accounts to participate in an investment opportunity, Investment Advisor will seek to execute orders for, or otherwise allocate such opportunities to, the Partnership and such Managed Accounts on an equitable basis. In such situations, Investment Advisor may place orders for the Partnership and each Managed Account simultaneously and if all such orders are not filled at the same price, Investment Advisor may cause the Partnership and each Managed Account to pay or receive the average of the prices at which such orders were filled for the Partnership and all other Managed Accounts. If all such orders cannot be fully executed under prevailing market conditions, Investment Advisor may allocate among the Partnership and the Managed Accounts the securities traded in a manner which Investment Advisor considers in its reasonable discretion equitable, taking into account the size of the order placed for the Partnership and each such Managed Account as well as any other factors which Investment Advisor deems relevant. However, Investment Advisor is not obligated to devote any specific amount of time to its duties under this Agreement and is not required to accord exclusivity or priority to the Partnership in the event of limited investment opportunities arising from the application of speculative position limits or other factors.

4.    Account and Other Information.

Investment Advisor shall furnish to General Partner such information concerning activities undertaken for the Partnership’s account pursuant to this Agreement as may reasonably be required in order for General Partner to comply with its obligations under the Partnership Agreement.

5.    Exculpation and Indemnification.

Each Covered Person shall be indemnified and exculpated as set forth in Section 4.6 of the Partnership Agreement.

6.     Fiduciary Duties; Discretion

(a)
To the extent that, at law or in equity, a Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or to any Partner, such Covered Person acting under this Agreement is not liable to the Partnership or to any Partner for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of such Covered Person.

(b)
To the fullest extent permitted by law, unless otherwise expressly provided for herein, (i) whenever a conflict of interest exists or arises between Investment Advisor or any of its Affiliates, on the one hand, and the Partnership or any of the Partners on the other hand, or (ii) whenever this Agreement or any other agreement contemplated herein or therein provides that Investment Advisor must act in a manner which is, or provide terms which are, fair and reasonable, Investment Advisor must resolve such conflict of interest, take such action or provide such terms, considering in each case the relative interest of each party, including its own interest, to such conflict, agreement, transaction or situation and the benefits and burdens relating to such interests, any customary or accepted industry practices, and any applicable generally accepted accounting practices or principles. In the absence of bad faith by Investment Advisor, the resolution, action or terms so made, taken or provided by Investment Advisor do not constitute a breach of this Agreement or any other agreement contemplated herein or of any duty or obligation of Investment Advisor at law or in equity or otherwise.

(c)
To the fullest extent permitted by applicable law, except as provided elsewhere in this Agreement, whenever in this Agreement a Person is permitted or required to make a decision (i) in its “sole discretion” or under a grant of similar authority or latitude, such Person is entitled to consider only such interests and factors as it desires, including its own interests, and has no duty or obligation to give any consideration to any interest of or factors affecting the Partnership or the Partners, or (ii) in its “good faith” or under another express standard, then such Person acts under such express standard and is not subject to any other or different standards imposed by this Agreement or any other agreement contemplated herein or by relevant provisions of law or in equity or otherwise.

7.    Board of Directors Meetings.

At the request of a Limited Partner and subject to reasonable prior notice, Investment Advisor shall endeavor to make one of Investment Advisor’s representatives available to attend the meetings of the Board of such Limited Partner to report on Investment Advisor’s activities on behalf of the Partnership and on other matters pertaining to Investment Advisor’s engagement hereunder.

8.    Term; Termination; Renewal.

This Agreement has a term beginning on the date of this Agreement and shall terminate as of August 31, 2023; provided, however, that this Agreement shall automatically continue for additional successive three-year periods unless either party notifies the other that it wishes to terminate this Agreement at least 90 days prior to the end of the then current term. This Agreement shall also terminate as of the date of the termination of the Partnership.

Upon any withdrawal by a Limited Partner pursuant to Section 5.2(g) or (h) of the Partnership Agreement, the Investment Advisor will use all commercially reasonable efforts to follow the direction of such Limited Partner’s Board with respect to the disposition of the applicable Assets necessary to satisfy such Limited Partner’s withdrawal; provided, however, that neither the Investment Advisor or nor General Partner makes any guarantee that they can comply with such directions.

9.    Amendment; Modification; Waiver.

This Agreement may be amended, in whole or in part, with the written consent of the parties hereto and each of the Limited Partners.

10.    Binding Effect; Assignment.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, but the rights and obligations hereunder shall not, except as otherwise expressly provided herein, be assignable, transferable or delegable without the written consent of the other party hereto and any attempted assignment, transfer or delegation thereof without such consent shall be void. The foregoing shall not prevent an assignment by Investment Advisor in connection with any transaction that does not result in a change of its actual control or management.

11.    Notices.

Unless otherwise provided, all notices and other communications required or permitted under this Agreement shall be in writing and shall be sent by facsimile, sent by electronic mail, or delivered personally by hand or by an internationally recognized overnight courier addressed to the party to be notified at the address, facsimile number or e-mail address indicated for such party set forth below, or at such other address, facsimile number or e‑mail address as such party may designate by ten days advance written notice to the other parties hereto. All such notices shall be effective upon receipt. Unless otherwise provided in writing to the other parties, all notices shall be sent to the following addresses, facsimile numbers or e-mail addresses:
If to the Partnership:
Solasglas Investments, LP
c/o DME Advisors II, LLC
140 East 45th Street, 24th Floor
New York, NY 10017
Attention: Daniel Roitman
Facsimile No.: 212-973-9219
E-Mail: droitman@greenlightcapital.com
With a copy to (which shall not constitute notice):
DME Advisors II, LLC
140 East 45th Street, 24th Floor
New York, NY 10017
Attention: Harry Brandler
Facsimile No.: 212-973-9219
E-Mail: HBrandler@greenlightcapital.com
If to the Investment Advisor:
DME Advisors LP
140 East 45th Street, 24th Floor
New York, NY 10017
Attention: Daniel Roitman
Facsimile No.: 212-973-9219
E-Mail: droitman@greenlightcapital.com
With a copy to (which shall not constitute notice):
DME Advisors LP
140 East 45th Street, 24th Floor
New York, NY 10017
Attention: Harry Brandler
Facsimile No.: 212-973-9219
E-Mail: HBrandler@greenlightcapital.com
Any notices to Greenlight Re, GRIL or the General Partner shall be made pursuant to Section 8.3 of the Partnership Agreement.

12.    Governing Law; Submission to Jurisdiction.

(a)
This Agreement shall be governed by and construed in accordance with the substantive laws of the State of New York which are applicable to contracts made and entirely to be performed therein, without regard to the place of performance hereunder.

(b)
Each party hereto submits to the jurisdiction of any state or federal court sitting in New York, New York in any action arising out of or relating to this Agreement and agrees that all claims in respect of any such action may be heard and determined in any such court. Each party hereto agrees that a final judgment in any action so brought will be conclusive and may be enforced by action on the judgment or in any other manner provided at law or in equity. Each party hereto waives any defense of inconvenient forum to the maintenance of any action so brought and waives any bond, surety, or other security that might be required of any other party with respect thereto.

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In witness whereof, the parties have executed this Agreement as of the day and year first above written.

SOLASGLAS INVESTMENTS, LP

By: DME Advisors II, LLC, its general partner

By: /s/ David Einhorn
Name: David Einhorn
Title: Senior Manager

DME ADVISORS, LP

By: /s/ David Einhorn
Name: David Einhorn
Title: President